Scott Cabianca
602-1919 Bellevue Ave
West Vancouver, BC
V7V 1B7 June 1, 2005
To: Paradigm Ventures Corp
1455 Bellevue Ave
West Vancouver, BC
V7V 1B7

RE: Loan Agreement

I Scott Cabianca hereby agree to loan Paradigm Ventures Corp the sum of USDS 125,000.00 (ONE HUNDRED TWENTY FIVE THOUSAND DOLLARS) at an interest rate of 5% per annum for a period of 2 years (June 1, 2007), The loan will be provided at the behest of Paradigm Ventures Corp anytime during this period. The funds will be used to finance the second phase of Paradigm proposed work program on the Sheep Mountain Prospect, and any other business costs during this period. The loan is a demand loan and can be repaid at anytime.

Accepted. by:

/s/ Scott Cabianca Scott Cabianca

and

/s/ Paradingm Vetures Corp. Paradingm Vetures Corp.